Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Rigetti Computing, Inc.

Berkeley, California

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 27, 2023, relating to the consolidated financial statements of Rigetti Computing, Inc. appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022.

/s/ BDO USA, LLP

Spokane, Washington

April 5, 2023